Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Second Quarter 2013

•	Second quarter 2013 revenue and adjusted EBITDA of $1.3 billion and $76 million, respectively

•	Continued to address capital structure and debt maturities; 2015 maturities reduced by approximately $600 million in Q2

•	Maintained liquidity position of approximately $1.9 billion, including approximately $1 billion in cash and marketable securities

•	Continues to optimize operations to match production with anticipated demand

•	Commitment to industry-leading safety platform continues with the dedication of the Running Right Leadership Academy in Julian, West Virginia

BRISTOL, Va., August 2, 2013-Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a second quarter 2013 net loss of $186 million or $0.84 per diluted share compared with a net loss of $2.2 billion or $10.14 per diluted share in the second quarter of 2012 which included approximately $2.5 billion of pre-tax impairment and restructuring charges. Excluding the items described in our “Reconciliation of Adjusted Net Loss to Net Loss,” the second quarter 2013 adjusted net loss was $129 million or $0.59 per diluted share compared with adjusted net loss of $72 million or $0.33 per diluted share in the second quarter of 2012.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the second quarter of 2013 was $3 million, compared with an EBITDA loss of $2.4 billion in the year ago period. Excluding the items described in our “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” the second quarter 2013 Adjusted EBITDA was $76 million, compared with $186 million in the second quarter of 2012.

Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q2 2013	Q1 2013	Q2 2012
Coal revenues	$1,123.2	$1,140.4	$1,565.3
Net loss	($185.7)	($110.8)	($2,234.7)
Net loss per diluted share	($0.84)	($0.50)	($10.14)
Adjusted net loss[1]	($129.2)	($104.1)	($72.3)
Adjusted net loss per diluted share[1]	($0.59)	($0.47)	($0.33)
EBITDA[1]	$3.0	$104.8	($2,383.7)
Adjusted EBITDA[1]	$76.4	$117.5	$186.4
Tons of coal sold	21.6	22.9	26.8
Weighted average coal margin per ton	$2.72	$6.12	$6.57
Adjusted weighted average coal margin per ton[1]	$3.90	$6.23	$8.16

1.
These are non-GAAP financial measures. A reconciliation of adjusted net loss to net loss, EBITDA and adjusted EBITDA to net loss, and adjusted cost of coal sales per ton to cost of coal sales per ton are included in tables accompanying the financial schedules. Adjusted weighted average coal margin per ton is defined as the weighted average total sales realization per ton, less the adjusted weighted average total cost of coal sales per ton.

“Alpha continues to proactively address changing market conditions by optimizing our mine portfolio and idling additional uneconomic metallurgical and thermal coal capacity, and we anticipate additional actions may be required between now and the end of the year. At the same time, we remain focused on adjusting our overhead and capital expenditures in proportion with our changing operational footprint,” said Kevin Crutchfield, chairman and CEO. “In this environment, operational execution and the ability to implement thoughtful changes with alacrity are paramount to our success. In addition, our commitment to safety has never been stronger as evidenced by the recent dedication of our Running Right Leadership Academy, an industry-leading training facility that will enable our workforce to gain critical skills and experience in a safe and controlled training environment. The Leadership Academy is the first of its kind and will advance Alpha and the industry toward the goal of zero fatalities and a 50 percent reduction in lost time accidents.”

Operationally, Alpha shipped 5.6 million tons of metallurgical coal during the second quarter of 2013, up 10 percent from the first quarter of the year. Despite strong met shipments, the quarter was not without its challenges. The global market for seaborne metallurgical coal remains oversupplied, further pressuring margins. The market for export steam coal in the Atlantic basin is currently uneconomic for most, if not all, U.S. production. Domestic utility inventories are decreasing, which should lead to a more balanced supply/demand picture in the future, but the domestic markets for Central Appalachian (CAPP) and Powder River Basin (PRB) thermal coals continue to be characterized by oversupply in the case of the former and the threat of oversupply stemming from latent capacity in the case of the latter. In addition to these macro headwinds, Alpha experienced unexpected downtime at the Cumberland Mine and less favorable mining conditions at the Emerald Mine, both of which limited production and shipments of Alpha's relatively higher margin Pittsburgh #8 coal. Increased unit costs at our Pittsburgh #8 longwalls primarily drove the sequential increase in adjusted cost of coal sales per ton from our Eastern operations in the second quarter.

During the second quarter of 2013, Alpha proactively continued to address its debt structure. In early May, Alpha raised approximately $335 million, net of underwriting fees, through the issuance of $345 million aggregate principal amount of new 3.75% convertible senior notes due 2017, including the fully exercised over-allotment of $45 million. The proceeds, together with approximately $65 million of cash on hand, were used to fund purchases of approximately $181 million of the Company's 2.375% convertible senior notes due 2015 and $226 million of the 3.25% convertible senior notes due 2015. Alpha also successfully amended and restated its secured credit agreement, increasing the company's revolving credit facility to $1.1 billion, eliminating its accounts receivable securitization facility, replacing the previously outstanding $525 million Term Loan A with a new $625 million Term Loan B, and relaxing Alpha's financial covenant requirements through 2016.

Together, these actions were designed to be essentially cash-neutral, and, as of June 30, 2013, Alpha maintained liquidity of approximately $1.9 billion, including approximately $1 billion in cash and marketable securities.

According to Mr. Crutchfield, “Alpha has accomplished several key objectives with respect to its capital structure: 1) managing debt maturities by refinancing some maturities with longer-dated instruments; 2) reducing our 2015 maturities, which now stand at approximately $400 million; 3) relaxing covenant requirements in order to weather a challenging market environment; 4) limiting potential equity dilution from the new 2017 converts with a 50% conversion premium; and 5) maintaining our cash and liquidity position.”

Financial Performance

•
Total revenues in the second quarter of 2013 were $1.3 billion compared with $1.8 billion in the second quarter of 2012, and coal revenues were $1.1 billion, down from $1.6 billion in the year-ago period. The decreases in total revenues and coal revenues were primarily attributable to lower average realizations for both metallurgical and steam coals, and lower steam coal shipment volumes. Freight and handling revenues and other revenues were $155 million and $57 million, respectively, during the second quarter of 2013, versus $233 million and $49 million, respectively, in the second quarter of 2012.

During the second quarter of 2013, metallurgical coal shipments were 5.6 million tons, essentially flat compared with the second quarter of 2012 and up from 5.1 million tons compared with the prior quarter (first quarter of 2013). Alpha shipped 8.8 million tons of PRB coal during the quarter, compared with 10.2 million tons in the year-ago period and 10.0 million tons in the prior quarter. Eastern steam coal shipments were 7.2 million tons, compared with 11.0 million tons in the year-ago period and 7.9 million tons in the prior quarter. The average per ton realization on metallurgical coal shipments in the second quarter was $100.95, down from $127.83 in the second quarter last year and $103.28 in the prior quarter. The average per-ton realization for PRB shipments was $12.37, compared with $12.96 in the second quarter last year and $13.03 in the prior quarter. The per-ton average realization for Eastern steam coal shipments was $62.54, compared with $65.05 in the year-ago period and $61.90 in the prior quarter.

•
Total costs and expenses during the second quarter of 2013 were $1.5 billion, compared with $4.5 billion in the second quarter of 2012, which included approximately $2.5 billion of impairment and restructuring charges, and flat compared with $1.5 billion in the first quarter of 2013. Cost of coal sales was $1.1 billion, compared with $1.4 billion in the year-ago period and $1.0 billion in the prior quarter. The cost of coal sales in the East averaged $76.41 per ton, compared with $76.78 in the second quarter last year and $69.52 in the prior quarter. Excluding $0.17 per ton of merger-related expenses and $1.82 per ton impact from a provision for regulatory costs, the adjusted cost of coal sales in the East averaged $74.42 per ton, compared with $74.21 in the second quarter last year, which excluded $2.57 of merger-related expense, and $69.33 in the first quarter of 2013 which excluded $0.19 of merger-related expense. The sequential increase in adjusted Eastern cost of coal sales per ton during the second quarter of 2013 primarily reflects the impact of reduced shipments and higher unit cost performance at the Pennsylvania longwall mines. The cost of coal sales per ton for Alpha Coal West's PRB mines was $10.08 during the second quarter of 2013, compared with cost of coal sales per ton of $11.01 in the second quarter of 2012, partially due to mining a higher proportion of coal owned in fee for which there is no production royalty expense.

•
Selling, general and administrative (SG&A) expense in the second quarter of 2013 was $38 million, compared with SG&A expense of $46 million in the second quarter of 2012, with the decrease primarily reflecting lower overhead costs resulting from Alpha's restructuring efforts. Depreciation, depletion and amortization (DD&A) decreased to $215 million during the second quarter of 2013 from $273 million in the year-ago period primarily due to lower cost depletion resulting from lower thermal coal production volumes, and lower cost depletion rates per ton at certain mines as a result of long-lived asset impairments recorded in 2012. Amortization of acquired intangibles, net, was an expense of $4 million during the second quarter of 2013, compared with a benefit of $17 million last year, primarily due to the completion of shipments under many of the coal supply agreements acquired from Massey.

•
Alpha recorded a net loss of $186 million, or $0.84 per diluted share, during the second quarter of 2013, compared with a net loss of $2.2 billion, or $10.14 per diluted share, during the second quarter of 2012. The year-over-year decrease in Alpha's net loss is primarily attributable to the significant reduction in impairment and restructuring charges which totaled approximately $2.5 billion in the year-ago period, but only $11 million in the second quarter of 2013, partially offset by lower per ton realizations for metallurgical and steam coal and lower shipment volumes for steam coal in the second quarter of 2013.

Excluding the items described in our “Reconciliation of Adjusted Net Loss to Net Loss,” the second quarter 2013 adjusted net loss was $129 million, or $0.59 per diluted share, compared with adjusted net loss of $72 million, or $0.33 per diluted share, in the second quarter of 2012.

•
EBITDA was $3 million in the second quarter of 2013, compared with an EBITDA loss of $2.4 billion in the year ago period. Excluding the items described in the “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” adjusted EBITDA was $76 million in the second quarter of 2013, compared with $186 million in the second quarter of 2012.

Year-to-Date Results

•
For the first six months of 2013, Alpha reported total revenues of $2.7 billion, including $2.3 billion in coal revenues, compared with total revenues of $3.8 billion and coal revenues of $3.2 billion during the first six months of 2012. The year-over-year decreases in both total revenues and coal revenues were primarily attributable to lower average realizations for metallurgical and steam coal, as well as lower steam coal shipment volumes.

•
During the first six months of 2013, Alpha's coal shipments totaled 44.5 million tons, compared with 54.9 million tons in the year-ago period. Metallurgical coal shipments were 10.7 million tons year-to-date, compared with 10.5 million tons shipped during the first six months of 2012. Shipments of PRB coal and Eastern steam coal were 18.7 million tons and 15.1 million tons, respectively, during the first six months of 2013, compared with 21.9 million tons and 22.5 million tons, respectively, during the first six months of 2012. The year-over-year decreases in shipments of PRB and Eastern steam coal primarily reflect Alpha's actions to match production with demand.

•
For the first six months of 2013, the company-wide average realization was $50.91 per ton and the adjusted average cost of coal sales was $45.84 per ton, resulting in a $5.07 per ton (or 10 percent) adjusted coal margin. By comparison, company-wide average realizations in the first six months of 2012 were $58.33 and the adjusted average cost of coal sales was $49.50, resulting in a $8.83 per ton (or 15 percent) adjusted coal margin. The decrease in adjusted coal margin was primarily attributable to lower per ton realizations, partially offset by lower adjusted costs of coal sales per ton, across all of Alpha's production, including Eastern metallurgical coal, Eastern steam coal and PRB production.

Year-to-date Alpha recorded a net loss of $296 million or $1.34 per diluted share, compared with a net loss of $2.3 billion or $10.29 per diluted share in the first six months of 2012. Excluding the various items detailed in the attached “Reconciliation of Adjusted Loss to Net Loss,” Alpha's adjusted net loss was $233 million or $1.06 per diluted share for the first six months of 2013, compared with an adjusted net loss of $130 million or $0.59 per diluted share for the first six months of 2012. EBITDA for the first six months of 2013 was $108 million, and Adjusted EBITDA, which excludes the various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” was

$194 million, compared with an EBITDA loss and Adjusted EBITDA of $2.2 billion and $397 million, respectively, during the first six months of 2012.

Liquidity and Capital Resources

Cash provided by operating activities for the quarter ended June 30, 2013 was $2 million, compared with cash consumed by operating activities of $31 million for the second quarter of 2012. Capital expenditures for the second quarter of 2013 were $63 million, compared with $119 million in the second quarter of 2012.

As of the end of the second quarter of 2013, Alpha maintained total liquidity at approximately $1.9 billion, consisting of cash, cash equivalents and marketable securities of approximately $1.0 billion, plus approximately $0.9 billion available under the company's secured credit facility. Total long-term debt, including the current portion of long-term debt as of June 30, 2013 was approximately $3.4 billion.

Market Overview

During the second quarter of 2013, the global seaborne market for metallurgical coal deteriorated further due to increasing supply out of Australia together with the expectation of slowing Chinese steel production growth and the ongoing economic malaise in Europe and Brazil. The third quarter Asian benchmark price was announced at $145 per metric tonne, down $27 from $172 per metric tonne in the preceding quarter, and recent spot transactions have been reported at levels approximately $15 below the current benchmark. Lower capacity utilization rates have allowed many steelmakers to lengthen cycle times in their coke ovens, enabling them to increase their reliance on lower quality metallurgical coals in order to manage their input costs. While the market remains weak, lower rank metallurgical coal prices have changed little in the last several months and higher quality metallurgical coal prices have fallen, resulting in spread compression between different qualities.

In the current market environment, a significant proportion of global production is uneconomic, and, consequently, production cutbacks have been widespread, with several cutbacks recently announced in Australia and the United States. Thus, the market may begin to move back toward supply/demand balance. In the intermediate to long run, the world is expected to require increasing volumes of met coal, and assuming market conditions improve-driven by the current dearth of new development projects in the face of today's challenging market conditions-we believe Alpha will be well-positioned to benefit from its leadership position in met coal reserves, met coal production and export terminal capacity.

Nationwide utility inventories of thermal coal continue to trend lower and reached an estimated 169 million tons at the end of June. However, market conditions for domestic thermal coal continue to vary by region. Inventories of Northern Appalachian (NAPP) thermal coal are slightly below normal at approximately 65 days of burn, and opportunities exist for producers to contract additional volumes with utility customers. When the Cumberland Mine is back in full production, Alpha should be positioned to benefit more fully from its strong position in NAPP.

Utility inventories of PRB coal have continued to decrease to 67 days of burn at the end of the quarter, a level slightly below normal. This inventory trend may suggest improving market conditions in the future; however, with prices recently reported at 3-month lows, the PRB appears to be continuing to suffer under the specter of excess capacity in the near-term.

Inventories of CAPP thermal coals have also been decreasing but remain elevated at 134 days of burn at the end of June 2013. We continue to believe that a significant portion of the decreased consumption of CAPP thermal coal is structural, driven by fuel switching in favor of gas, coal-fired plant retirements that are disproportionately impacting the regions served by CAPP coal, and encroachment of other lower cost coals, such as from the Illinois Basin. In the near-term, demand has been further dampened by current API2 spot prices that render most U.S. thermal coal production, and essentially all CAPP thermal coal production, uneconomic on the export seaborne market. In light of decreased demand for CAPP thermal coals, Alpha has significantly reduced its production thermal coal in CAPP, and the company continues to review its production footprint in CAPP as part of its ongoing optimization process in order to match production with anticipated demand.

2013 Outlook

On July 15, 2013, Alpha announced that production had been suspended at the Cumberland Mine due to adverse geological conditions in the mine's headgate area. Production remains suspended and work continues to remediate the roof conditions at the Cumberland headgate. The impact on Alpha's Eastern steam coal shipment volumes and Alpha's Eastern adjusted cost of coal sales per ton in the third quarter will in large part depend on completion of the ongoing remediation work. With regard to Alpha's expected Eastern adjusted cost of coal sales per ton for 2013, we expect these unit costs to be similar to prior estimates for eastern operations other than the Pennsylvania longwall mines. At those two high volume operations, adjusted cost of coal sales per ton are now expected to be higher than previous estimates as a result of mining conditions and ventilation issues experienced in the second quarter and the adverse geologic conditions presently being experienced at the Cumberland mine.

Currently, Alpha expects to ship between 83 and 91 million tons during 2013, including 19 to 21 million tons of Eastern metallurgical coal, 27 to 30 million tons of Eastern steam coal, and 37 to 40 million tons of Western steam coal out of the PRB. As of July 17, 2013, 88 percent of the midpoint of anticipated 2013 metallurgical coal shipments were committed and priced at an average per ton realization of $102.20. Based on the midpoint of guidance, 98 percent of anticipated Eastern steam coal shipments were committed and priced at an average per ton realization of $62.66; and 100 percent of the midpoint of anticipated PRB shipments were committed and priced at an average per ton realization of $12.64. The Company's 2013 adjusted cost of coal sales is expected to range between $72.00 and $76.00 per ton in the East and between $10.00 and $10.50 per ton in the West. SG&A expenses are anticipated to range from $140 million to $160 million for 2013. Interest expense and DD&A expense are anticipated to be in the ranges of $235 million to $245 million and $875 million to $950 million, respectively, and capital expenditures for 2013 are expected to fall within the range of $275 million to $325 million.

Guidance
(in millions, except per-ton and percentage amounts)

2013
Average per Ton Sales Realization on Committed and Priced Coal Shipments[1,2,3]
West	$12.64
Eastern Steam	$62.66
Eastern Metallurgical	$102.20
Coal Shipments (tons)[3,4,5]	83 - 91
West	37 - 40
Eastern Steam	27 - 30
Eastern Metallurgical	19 - 21
Committed and Priced (%)[3,6]	97%
West	100%
Eastern Steam	98%
Eastern Metallurgical	88%
Committed and Unpriced (%)[3,6,7]	2%
West	0%
Eastern Steam	0%
Eastern Metallurgical	7%
West - Adjusted Cost of Coal Sales per Ton	$10.00 - $10.50
East - Adjusted Cost of Coal Sales per Ton	$72.00 - $76.00
Selling, General & Administrative Expense	$140 - $160
Depletion, Depreciation & Amortization	$875 - $950
Interest Expense	$235 - $245
Capital Expenditures[8]	$275 - $325

Notes:

1.	Based on committed and priced coal shipments as of July 17, 2013.

2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Contain estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.	Eastern shipments in 2013 include an estimated 0.5 to 1.0 million tons of brokered coal.

5.	The 2013 shipment range for Eastern steam coal reflects the impact of anticipated longwall moves at the Cumberland mine in September/October and at the Emerald mine in September/October.

6.	As of July 17, 2013, compared with the midpoint of shipment guidance range.

7.
In 2013, committed and unpriced Eastern tons include approximately 3.2 million tons of metallurgical coal subject to market pricing, approximately 0.1 million tons of steam coal tons subject to market pricing, and approximately 0.1 million tons of steam coal subject to average indexed pricing estimated at approximately $35 per ton.

8.	Includes the annual bonus bid payment on the Federal Lease by Application for the Belle Ayr mine of $42 million.

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Alpha is committed to being a leader in mine safety with our Running Right safety process, and an environmental steward in the communities where we operate. For more information, visit Alpha's official website at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha's control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our liquidity, results of operations and financial condition;

•	decline in coal prices;

•	worldwide market demand for coal, electricity and steel;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	our production capabilities and costs;

•	availability of mining and processing equipment and parts;

•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential climate change initiatives;

•	changes in safety and health laws and regulations and their implementation, and the ability to comply with such changes;

•	competition in coal markets;

•	regulatory and court decisions;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	global economic, capital market or political conditions, including a prolonged economic downturn in the markets in which we operate and disruptions in worldwide financial markets;

•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in, renewal or acquisition of and terms of and performance of customers under coal supply arrangements;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	inherent risks of coal mining beyond our control;

•	cybersecurity attacks or failures, threats to physical security, extreme weather conditions or other natural disasters;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;

•	disruptions in delivery or changes in pricing from third party vendors of key equipment and materials that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	inflationary pressures on supplies and labor;

•	funding for and changes in postretirement benefit obligations, pension obligations, including multi-employer pension plans, and federal and state black lung obligations;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	reclamation, water treatment and mine closure obligations;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	significant or rapid increases in commodity prices;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	disruption in coal supplies;

•
attract and retain key personnel and other employee workforce factors, such as labor relations, our ability to negotiate new United Mine Workers of America ("UMWA") wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;

•	indemnification of certain obligations not being met;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our substantial indebtedness and potential future indebtedness;

•	restrictive covenants in our secured credit facility and the indentures governing our outstanding debt securities;

•	certain terms of our outstanding debt securities, including any conversions of our convertible senior debt securities, that may adversely impact our liquidity;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self-bonding status;

•	goodwill impairment charges; and

•
other factors, including the other factors discussed in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

These and other risks and uncertainties are discussed in greater detail in Alpha's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: EBITDA, adjusted EBITDA, adjusted net loss, adjusted diluted loss per common share, adjusted cost of coal sales per ton, adjusted coal margin per ton, and adjusted weighted average coal margin per ton.   These non-GAAP financial measures exclude various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss” and “Reconciliation of Adjusted Net Loss to Net Loss.”

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management finds useful in assessing the company's financial performance and believes are useful to securities analysts, investors and others in assessing the Company's performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Coal revenues	$1,123,176	$1,565,281	$2,263,565	$3,204,839
Freight and handling revenues	155,218	233,357	312,385	442,707
Other revenues	56,729	49,471	92,764	135,176
Total revenues	1,335,123	1,848,109	2,668,714	3,782,722

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,081,494	1,406,394	2,093,335	2,821,790
Freight and handling costs	155,218	233,357	312,385	442,707
Other expenses	27,782	10,444	34,781	29,837
Depreciation, depletion and amortization	214,716	272,850	453,729	558,622
Amortization of acquired intangibles, net	3,591	(17,286)	(1,840)	(52,798)
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	38,139	46,011	81,765	111,022
Asset impairment and restructuring	11,265	1,010,878	22,341	1,014,934
Goodwill impairment	—	1,525,332	—	1,525,332
Total costs and expenses	1,532,205	4,487,980	2,996,496	6,451,446

Loss from operations	(197,082)	(2,639,871)	(327,782)	(2,668,724)

Other income (expense):
Interest expense	(60,953)	(46,534)	(120,354)	(91,968)
Interest income	1,099	1,324	2,125	2,421
Loss on early extinguishment of debt	(33,197)	—	(33,197)	—
Miscellaneous income, net	14,925	627	16,854	1,266
Total other expense, net	(78,126)	(44,583)	(134,572)	(88,281)

Loss before income taxes	(275,208)	(2,684,454)	(462,354)	(2,757,005)
Income tax benefit	89,527	449,798	165,885	493,583
Net loss	$(185,681)	$(2,234,656)	$(296,469)	$(2,263,422)

Loss per common share:
Basic loss per common share:	$(0.84)	$(10.14)	$(1.34)	$(10.29)
Diluted loss per common share:	$(0.84)	$(10.14)	$(1.34)	$(10.29)

Weighted average shares outstanding:
Weighted average shares--basic	220,840,989	220,295,415	220,791,668	220,040,698
Weighted average shares--diluted	220,840,989	220,295,415	220,791,668	220,040,698

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2013	March 31, 2013	June 30, 2012	2013	2012

Tons sold (1):
Powder River Basin	8,785	9,953	10,161	18,738	21,933
Eastern steam	7,152	7,901	11,043	15,053	22,519
Eastern metallurgical	5,620	5,051	5,595	10,671	10,493
Total	21,557	22,905	26,799	44,462	54,945

Average realized price per ton sold (2)(9):
Powder River Basin	$12.37	$13.03	$12.96	$12.72	$12.96
Eastern steam	$62.54	$61.90	$65.05	$62.20	$66.29
Eastern metallurgical	$100.95	$103.28	$127.83	$102.05	$136.08
Weighted average total	$52.10	$49.79	$58.41	$50.91	$58.33

Coal revenues:
Powder River Basin	$108,633	$129,690	$131,733	$238,323	$284,174
Eastern steam	447,246	489,044	718,416	936,290	1,492,840
Eastern metallurgical	567,297	521,655	715,132	1,088,952	1,427,825
Total coal revenues	$1,123,176	$1,140,389	$1,565,281	$2,263,565	$3,204,839

Adjusted cost of coal sales per ton (3)(7)(8)(11):
Powder River Basin	$10.08	$10.02	$11.01	$10.05	$10.99
East (4)	$74.42	$69.33	$74.21	$71.92	$75.09
Adjusted weighted average total	$48.20	$43.56	$50.25	$45.84	$49.50

Adjusted weighted average coal margin per ton (9)	$3.90	$6.23	$8.16	$5.07	$8.83
Adjusted weighted average coal margin percentage (10)	7.5%	12.5%	14.0%	10.0%	15.1%

Cost of coal sales per ton (3)(7)(11):
Powder River Basin	$10.08	$10.02	$11.01	$10.05	$10.99
East (4)	$76.41	$69.52	$76.78	$73.00	$77.01
Weighted average total	$49.38	$43.67	$51.84	$46.47	$50.66

Weighted average coal margin per ton (5)	$2.72	$6.12	$6.57	$4.44	$7.67
Weighted average coal margin percentage (6)	5.2%	12.3%	11.2%	8.7%	13.1%

Net cash provided by (used in) operating activities	$2,098	$65,398	$(31,280)	$67,496	$135,349
Capital expenditures	$62,820	$44,186	$119,470	$107,006	$245,244

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three months ended June 30, 2013, March 31, 2013, and June 30, 2012, and for the six months ended June 30, 2013 and June 30, 2012, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain charges set forth in the table below.

(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.
(11) Adjusted cost of coal sales per ton for our Eastern Operations reconciled to their unadjusted amounts is as follows:

	Three months ended			Six months ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Cost of coal sales per ton-East	$76.41	$69.52	$76.78	$73.00	$77.01
Impact of provision for regulatory costs	(1.82)	—	—	(0.90)	—
Impact of merger-related expenses	(0.17)	(0.19)	(2.57)	(0.18)	(1.85)
Impact of write-off of weather-related property damage	—	—	—	—	(0.07)
Adjusted cost of coal sales per ton-East	$74.42	$69.33	$74.21	$71.92	$75.09

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	June 30, 2013	December 31, 2012

Cash and cash equivalents	$511,963	$730,723
Trade accounts receivable, net	386,495	418,166
Inventories, net	383,015	398,060
Short-term marketable securities	230,530	297,452
Prepaid expenses and other current assets	464,713	488,821
Total current assets	1,976,716	2,333,222
Property, equipment and mine development costs, net	1,984,850	2,219,016
Owned and leased mineral rights and land, net	7,249,638	7,428,192
Goodwill, net	561,753	567,665
Long-term marketable securities	238,290	755
Other non-current assets	586,947	540,956
Total assets	$12,598,194	$13,089,806

Current portion of long-term debt	$28,839	$95,015
Trade accounts payable	259,524	255,191
Accrued expenses and other current liabilities	913,740	872,402
Total current liabilities	1,202,103	1,222,608
Long-term debt	3,354,799	3,291,037
Pension and postretirement medical benefit obligations	1,165,799	1,195,187
Asset retirement obligations	777,541	763,482
Deferred income taxes	827,205	971,001
Other non-current liabilities	545,636	678,676
Total liabilities	7,873,083	8,121,991

Total stockholders' equity	4,725,111	4,967,815
Total liabilities and stockholders' equity	$12,598,194	$13,089,806

	As of
	June 30, 2013	December 31, 2012
Liquidity ($ in 000's):
Cash and cash equivalents	$511,963	$730,723
Marketable securities with maturities of less than one year	230,530	297,452
Marketable securities with maturities of greater than one year	238,290	755
Total cash, cash equivalents and marketable securities	980,783	1,028,930
Unused revolving credit and A/R securitization facilities (1)	949,379	1,023,300
Total liquidity	$1,930,162	$2,052,230

(1) The revolving credit facility is subject to a minimum liquidity requirement of $300 million and we terminated the A/R facility in May, 2013.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012

Operating activities:
Net loss	$(296,469)	$(2,263,422)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation, depletion, accretion and amortization	509,171	612,019
Amortization of acquired intangibles, net	(1,840)	(52,798)
Mark-to-market adjustments for derivatives	1,500	(43,641)
Stock-based compensation	12,598	(2,464)
Goodwill impairment	—	1,525,332
Asset impairment and restructuring	22,341	1,014,934
Employee benefit plans, net	29,481	36,916
Loss on early extinguishment of debt	33,197	—
Deferred income taxes	(167,320)	(496,054)
Other, net	(9,098)	2,786
Changes in operating assets and liabilities:
Trade accounts receivable, net	31,672	107,413
Inventories, net	15,047	(11,544)
Prepaid expenses and other current assets	19,418	169,277
Other non-current assets	7,493	520
Trade accounts payable	3,994	(126,389)
Accrued expenses and other current liabilities	14,422	(275,141)
Pension and postretirement medical benefit obligations	(26,783)	(24,220)
Asset retirement obligations	(20,352)	(22,287)
Other non-current liabilities	(110,976)	(15,888)
Net cash provided by operating activities	67,496	135,349

Investing activities:
Capital expenditures	(107,006)	(245,244)
Acquisition of mineral rights under federal leases	—	(36,108)
Purchases of marketable securities	(469,443)	(261,990)
Sales of marketable securities	296,062	109,288
Purchase of equity-method investments	—	(10,100)
Other, net	5,150	5,973
Net cash used in investing activities	(275,237)	(438,181)

Financing activities:
Proceeds from borrowings on long-term debt	964,369	—
Principal repayments of long-term debt	(940,927)	(15,000)
Principal repayments of capital lease obligations	(7,989)	(1,767)
Debt issuance costs	(24,236)	(6,436)
Common stock repurchases	(1,236)	(6,804)
Other	(1,000)	(851)
Net cash used in financing activities	(11,019)	(30,858)

Net decrease in cash and cash equivalents	$(218,760)	$(333,690)
Cash and cash equivalents at beginning of period	$730,723	$585,882
Cash and cash equivalents at end of period	$511,963	$252,192

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA to Net Loss
(In Thousands)
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2013	March 31, 2013	June 30, 2012	2013	2012

Net loss	$(185,681)	$(110,788)	$(2,234,656)	$(296,469)	$(2,263,422)
Interest expense	60,953	59,401	46,534	120,354	91,968
Interest income	(1,099)	(1,026)	(1,324)	(2,125)	(2,421)
Income tax benefit	(89,527)	(76,358)	(449,798)	(165,885)	(493,583)
Depreciation, depletion and amortization	214,716	239,013	272,850	453,729	558,622
Amortization of acquired intangibles, net	3,591	(5,431)	(17,286)	(1,840)	(52,798)
EBITDA	2,953	104,811	(2,383,680)	107,764	(2,161,634)
Goodwill impairment	—	—	1,525,332	—	1,525,332
Asset impairment and restructuring	11,265	11,076	1,010,878	22,341	1,014,934
Change in fair value and settlement of derivative instruments	(10,974)	5,168	(8,032)	(5,806)	(43,966)
Merger related expense (benefit)	6,432	(3,531)	41,898	2,901	59,607
Provision for regulatory costs	25,000	—	—	25,000	—
Loss on assets contributed to equity affiliate	8,495	—	—	8,495	—
Loss on early extinguishment of debt	33,197	—	—	33,197	—
Impact of write-off of weather-related property damage	—	—	—	—	2,300
Adjusted EBITDA	$76,368	$117,524	$186,396	$193,892	$396,573

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Net Loss to Net Loss
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2013	March 31, 2013	June 30, 2012	2013	2012

Net loss	$(185,681)	$(110,788)	$(2,234,656)	$(296,469)	$(2,263,422)
Goodwill impairment	—	—	1,525,332	—	1,525,332
Asset impairment and restructuring	11,265	11,076	1,010,878	22,341	1,014,934
Change in fair value and settlement of derivative instruments	(10,974)	5,168	(8,032)	(5,806)	(43,966)
Merger related expense (benefit)	6,432	(3,531)	41,898	2,901	59,607
Provision for regulatory costs	25,000	—	—	25,000	—
Loss on assets contributed to equity affiliate	8,495	—	—	8,495	—
Loss on early extinguishment of debt	33,197	—	—	33,197	—
Impact of write-off of weather-related property damage	—	—	—	—	2,300
Amortization of acquired intangibles, net	3,591	(5,431)	(17,286)	(1,840)	(52,798)
Estimated income tax effect of above adjustments	(26,120)	(2,677)	(405,321)	(28,797)	(388,118)
Discrete tax charge from valuation allowance adjustment	5,601	2,083	21,300	7,684	22,754
Discrete tax charge from state statutory tax rate and apportionment change, net of federal tax impact	—	—	(6,397)	—	(6,397)
Adjusted net loss	$(129,194)	$(104,100)	$(72,284)	$(233,294)	$(129,774)

Weighted average shares--diluted	220,840,989	220,741,805	220,295,415	220,791,668	220,040,698

Adjusted diluted loss per common share	$(0.59)	$(0.47)	$(0.33)	$(1.06)	$(0.59)

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.